Exhibit 99.1

Company Contact:
Robert Herlin, CEO
(713) 935-0122
bherlin@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Quarterly Loss Due To Previously Announced Restructuring Charge

Houston, TX, February 5, 2014 — Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for the current quarter of fiscal 2014 ending December 31, 2013, with comparisons to the previous quarter ending September 30, 2013, and the year-ago quarter ending December 31, 2012.

Evolution beginning to benefit from previously announced restructuring of operations, capitalizing on:

•                  Built-in growth in production, cash flow, earnings and PV-10 at our maturing Delhi EOR project

•                  Growth potential from commercialization of the GARP® artificial lift technology business

•                  Recently announced initiation of cash dividends to reward shareholders with portion of free cash flow

•                  Improved capital structure due to exercise of most outstanding stock options and warrants, the resulting cash proceeds from exercises and resulting $31.2 million in current and potential future tax deductions

The restructure included divestment of remaining non-GARP® production and a reduction in staff to free resources for commercialization of GARP® through our wholly owned subsidiary, NGS Technologies.

Current quarter operating highlights include:

•                  Previously announced $2.1 million nonrecurring pre-tax charge contributed to a $0.6 million net loss, or $0.02 per basic and diluted share

•                  27% staff reduction that will result in $1.4 million of annual pre-tax savings in overhead going forward

•                  46% sequential reduction in lease operating costs

•                  6% sequential increase in Delhi production to 464 net barrels of oil (“BO”) per day (6,264 BO gross)

•                  $0.10 cash dividend paid per share of common stock, which is treated as return of capital to receiving shareholders.

Results for the current quarter were impacted by three primary factors: temporarily depressed effects on production of the previously disclosed remediation work at the Delhi Field, lower realized oil prices and one-time costs associated with a restructuring and refocus of operations. Production rates in the Delhi Field started improving during the quarter.

Robert Herlin, President and CEO, said: “The important highlight for the quarter was our strategic move to focus on the harvesting of our Delhi EOR oil asset and commercialization of our patented GARP® artificial lift technology. In early January, we further reported that the refocus and related staff downsizing would result in lower overhead expense going forward, at the expense of a one-time charge to earnings for the quarter. That charge, however, is more than offset by the positive impacts of a substantial reduction of future income tax, proceeds from the exercise of options and reduction in future overhead costs. Furthermore, our Delhi Field production began to improve during the quarter due, we believe, to development activities from earlier in 2013. We further expect that the resumption of CO2 injection near the end of calendar 2013 in the area around the environmental event also should begin to improve production rate in calendar 2014.

“Subsequent to the end of the quarter, we achieved a major milestone with the execution of an agreement to install our GARP® technology on five to ten wells in the Giddings Field with the potential of adding more. Continued growth in our GARP® business will likely be accompanied by future additions of direct staff.”

Financial Results

Net loss to common shareholders was $0.6 million, or $0.02 per basic and diluted share, a decrease from the previous quarter’s net income of $1.3 million, or $0.04 per diluted share, and net income of $1.8 million in the year-ago quarter, or $0.06 per diluted share. The decreases were due primarily to $2.1 million of pre-tax restructuring and other nonrecurring charges, continued, but improving, effects of the Delhi remediation and lower oil prices. Revenues in the current quarter were $4.4 million, a sequential 5% decrease from the previous quarter and a 22% decrease from the year-ago quarter.

Compared to the previous quarter, oil sales volumes increased 7% to 488 BO per day on a 12% lower oil price of $96.70 per barrel.  Total volumes for the quarter increased 8% to 510 barrels of oil equivalent (“BOE”) per day compared to 474 BOE per day in the previous quarter. Compared to the year-ago quarter, oil sales volumes decreased 14% on a 6% lower average oil price, and total BOE volumes declined 27%. NGL and natural gas volumes declined 84% from 128 BOE per day in the year-ago quarter to 21 BOE per day. NGL and natural gas contributed only 1% of current revenues compared to 5% during the year-ago quarter due to property divestments. The Delhi remediation and the fiscal 2013 sales of all of our non-GARP® producing assets in the Giddings Field were the primary factors in the decrease in total volumes from the year-ago quarter.

Lease operating expense declined 46% to $0.2 million compared to the previous quarter and decreased 47% over the year-ago quarter. The decrease from the year-ago quarter was primarily due to property divestments, offset partly by added GARP® installations. The decrease over the prior quarter was due primarily to reduced activity in the South Texas properties that were divested in December 2013. Lease operating expense per BOE decreased substantially to $4.77 compared to $9.39 in the previous quarter and $6.55 in the year-ago quarter.

General and administrative expense during the quarter was $2.6 million, which includes $0.8 million of nonrecurring charges. Excluding nonrecurring charges, general and administrative expense was similar to prior periods. The nonrecurring expenses include banking fees related to the sale of a portion of the stock issued from exercises of options and warrants, incremental payroll tax due on the exercises and a recruiting fee related to the hiring of our new CFO. General and administrative expense also includes $0.3 million in noncash stock compensation expense. General and administrative expense was $1.9 million in the previous quarter and $1.8 million in the year-ago quarter, including $0.4 million in noncash stock compensation expense in both periods. A separate one-time restructuring charge of $1.3 million reflects severance payments to terminated employees that will be paid over 12 months and a $0.4 million noncash charge due to accelerated vesting of restricted stock.

The board of directors elected to initiate a $0.10 quarterly dividend to common shareholders in December 2013 to begin cash distributions out of a portion of free cash flow in excess of capital expenditures needed to grow our core assets. Since stock options and warrants awarded to employees and directors from 2004 through 2008 did not provide for holders to benefit from dividends or be adjusted for such, most holders elected to exercise their options and warrants. Recognizing that a large exercise would result in a substantial volume of stock selling over a short period to fund exercise costs and significant tax liabilities, the Company elected to facilitate the transaction. Consequently, over 4 million options and warrants were exercised out of 4.8 million outstanding, and 2.2 million shares were subsequently sold in a managed process in November, primarily to fund the exercise and resulting tax obligations.

Employees paid us $2.1 million to exercise their qualified incentive stock options as part of this process. As of December 31, 2013, less than 0.8 million options remained outstanding. An additional 0.4 million shares were subsequently exercised in January 2014, producing another $0.7 million of additional cash proceeds to the Company and further reducing the number of outstanding options to less than 0.4 million.

The $2.1 million of nonrecurring charges are more than offset by $31.2 million in deductions from the Company’s current and future income taxes resulting from the option and warrant exercises, the option exercise proceeds and reductions in ongoing staff costs. At the current statutory rate of 34%, the deductions would reduce actual current and potential future cash tax payments by $10.6 million.  This deduction is not reflected in our financial statements, but should generate reductions in future tax payments based on the applicable statutory tax rate and will be recorded in future financial statements as a reduction of income taxes payable and an increase in equity when applied.

Due to the large tax deduction, both the recent common stock dividend and preferred stock dividends paid from July 1, 2013 through December 31, 2013 are being treated for tax purposes as return of capital to shareholders. We similarly expect future common and preferred dividends through June 30, 2014 to be treated as return of capital.

Delhi Field

Delhi volumes averaged 464 net BO per day (6,264 gross), an increase of 6% from the previous quarter and a 9% decrease from the prior year. Production continued to be adversely impacted by the previously disclosed remediation of the June 2013 fluids release and reduced CO2 injection in the field. Resumption of CO2 injection in that area late in the quarter is expected to restore much if not most of the previous production rate reached prior to the June 2013 event.

As previously reported, the temporary reduction in oil production and substantial remediation costs, partially offset by lower CO2 purchase costs, insurance recoveries and application of the operator’s indemnification of EPM (which is being disputed by the operator), may be expected to delay reversion of our 24% working interest into calendar 2014. Due to these uncertainties and the dispute, we cannot accurately forecast when in 2014 the reversion will occur. We filed a lawsuit against the operator seeking declaration of the validity of the environmental indemnity, as well as remedies for other breaches of our operative agreements.

Looking forward and absent any unforeseen circumstances, gross production at Delhi is projected in our June 30, 2013 independent reserves report to exceed 12,000 BO per day plus associated NGLs and natural gas in calendar 2017.

GARP®

We recently announced an agreement with a large operator in the Giddings Field to install our GARP® artificial lift technology on up to ten wells in the Giddings Field. The wells have already been identified and agreed to by both parties and we are preparing definitive work plans for each.  The agreement can be amended to include additional wells in the future, and we have identified numerous additional candidates in their portfolio. The agreement calls for us to fund a limited portion of the costs of installation and provide use of our technology in return for fee based on 25% of the total net profits from each well.

We also recently announced the hiring of Randy Keys as our new Chief Financial Officer and Executive Vice President for Administration and Marketing of our NGS Technologies subsidiary that is commercializing our GARP® technology. Mr. Keys’ experience includes positions in the oil field service sector with Core Laboratories, 3DX Technologies, Coherence Technologies and Flotek Industries.

Mississippian Lime Project

We are testing a portion of the lateral in one well that is higher in structure after plugging off the remainder of the lateral that is lower in structure. It is unlikely that we will expend any further capital on this project during the remainder of fiscal 2014 and are exploring options for this asset.

Liquidity and Capital Resources

At December 31, 2013, the Company had total liquidity of $30.5 million, which included $25.5 million of cash and equivalents and $5 million of availability on a revolving unsecured credit line. At year-end 2013, the Company had no borrowings under its revolver. Consequently, current liquidity combined with expected operating cash flows are more than sufficient to fund Evolution’s capital budget in 2014 and meet expected future dividend payments.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Thursday, February 6th at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-877-418-5260 (U.S.), 1-412-717-9589 (International) or 1-866-605-3852 (Canada). To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through February 21, 2014 at 9:00 a.m. Eastern Time by calling 1-877-344-7529 (U.S.) or 1-412-317-0088 (Canada/International) and providing the passcode 10039895. The webcast will also be archived on the Company’s website.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2013 include 13.8 MMBOE of proved, 11.2 MMBOE of probable reserves, 3.7 MMBOE of possible reserves, and no debt.  Assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field and a patented artificial lift technology designed to extend the life and ultimate recoveries of wells with oil or associated water production.  Other assets include royalty interests in almost 3,000 net acres in the Giddings Field and an interest in a joint venture in the Mississippian Lime play in Kay County, OK with substantial probable reserves. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows and other comments that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

—  financial tables to follow —

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Crude oil	$4,344,765	$5,379,399	$8,936,142	$9,384,821
Natural gas liquids	25,956	86,556	50,102	206,167
Natural gas	21,568	182,103	39,744	348,616
Total revenues	4,392,289	5,648,058	9,025,988	9,939,604

Operating Costs
Lease operating expenses	223,498	419,328	633,345	735,497
Production taxes	13,032	20,863	21,435	42,236
Depreciation, depletion and amortization	327,168	350,119	636,841	647,036
Accretion of discount on asset retirement obligations	12,418	17,751	25,346	38,858
General and administrative expenses *	2,642,082	1,815,276	4,571,033	3,520,700
Restructuring charges**	1,332,186	—	1,332,186	—
Total operating costs	4,550,384	2,623,337	7,220,186	4,984,327

Income (loss) from operations	(158,095)	3,024,721	1,805,802	4,955,277

Other
Interest income	7,701	5,614	15,404	11,230
Interest (expense)	(16,582)	(16,564)	(33,095)	(32,992)
	(8,881)	(10,950)	(17,691)	(21,762)

Income (loss) before income taxes	(166,976)	3,013,771	1,788,111	4,933,515

Income tax provision	241,907	1,054,499	724,543	1,814,717

Net Income (Loss)	$(408,883)	$1,959,272	$1,063,568	$3,118,798

Dividends on Preferred Stock	168,576	168,576	337,151	337,151

Net income (loss) available to common shareholders	$(577,459)	$1,790,696	$726,417	$2,781,647

Basic	$(0.02)	$0.06	$0.03	$0.10

Diluted	$(0.02)	$0.06	$0.02	$0.09

Weighted average number of common shares

Basic	30,063,676	28,071,317	29,335,498	28,032,223

Diluted	30,063,676	31,856,417	32,377,918	31,836,983

* General and administrative expenses for the three months ended December 31, 2013 and 2012 included non-cash stock-based compensation expense of $316,422 and $393,579, respectively.  For the corresponding six month period’s non-cash stock-based compensation expense was $689,860 and $747,369, respectively.

** Restructuring charges for the three and six months ended December 31, 2013 included non-cash stock-based compensation expense of $376,365.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(Unaudited)

	December 31,	June 30,
	2013	2013
Assets
Current assets
Cash and cash equivalents	$25,542,782	$24,928,585
Certificate of deposit	—	250,000
Receivables
Oil and natural gas sales	1,497,561	1,632,853
Income taxes	281,970	281,970
Joint interest partner	2,368	49,063
Other	12,088	918
Deferred tax asset	26,133	26,133
Prepaid expenses and other current assets	633,980	266,554
Total current assets	27,996,882	27,436,076

Property and equipment, net of depreciation, depletion, and amortization Oil and natural gas properties — full-cost method of accounting, of which $4,258,459 and $4,112,704 at December 31, 2013 and June 30, 2013, respectively, were excluded from amortization	38,244,071	38,789,032
Other property and equipment	48,182	52,217
Total property and equipment	38,292,253	38,841,249

Advances to joint interest operating partner	43,646	26,059
Other assets	235,972	252,912

Total assets	$66,568,753	$66,556,296

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$325,294	$642,018
Due to joint interest partner	86,289	127,081
Accrued compensation	743,804	1,385,494
Accrued restructuring charges	955,821	—
Royalties payable	139,553	91,427
Income taxes payable	—	233,548
Other current liabilities	537,114	153,182
Total current liabilities	2,787,875	2,632,750

Long term liabilities
Deferred income taxes	8,748,636	8,418,969
Asset retirement obligations	156,756	615,551
Deferred rent	44,293	52,865

Total liabilities	11,737,560	11,720,135

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares authorized, 317,319 shares issued and outstanding at December 31, 2013, and June 30, 2013 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued 32,062,186 shares at December 31, 2013, and 29,410,858 at June 30, 2013; outstanding 32,062,186 shares and 28,608,969 shares as of December 31, 2013 and June 30, 2013, respectively	32,062	29,410
Additional paid-in capital	33,264,497	31,813,239
Retained earnings	21,534,317	24,013,035
	54,831,193	55,856,001
Treasury stock, at cost, no shares and 801,889 shares as of December 31, 2013 and June 30, 2013, respectively	—	(1,019,840)

Total stockholders’ equity	54,831,193	54,836,161

Total liabilities and stockholders’ equity	$66,568,753	$66,556,296

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended December 31,
	2013	2012
Cash flows from operating activities
Net Income	$1,063,568	$3,118,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	657,265	667,461
Stock-based compensation	689,860	747,369
Stock-based compensation related to restructuring	376,365	—
Accretion of discount on asset retirement obligations	25,346	38,858
Settlements of asset retirement obligations	(57,247)	(47,026)
Deferred income taxes	329,667	1,498,760
Deferred rent	(8,574)	(8,574)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	135,292	(797,933)
Receivables from income taxes and other	(11,170)	(116)
Due to/from joint interest partner	4,687	40,050
Prepaid expenses and other current assets	(367,426)	48,591
Accounts payable and accrued expenses	174,842	(390,979)
Royalties payable	48,126	(74,876)
Income taxes payable	(233,548)	115,801
Net cash provided by operating activities	2,827,053	4,956,184

Cash flows from investing activities
Proceeds from asset sales	544,442	3,054,976
Capital expenditures for oil and natural gas properties	(856,943)	(4,013,430)
Capital expenditures for other property and equipment	(9,637)	—
Other assets	(5,957)	(26,110)
Net cash used in investing activities	(328,095)	(984,564)

Cash flows from financing activities
Proceeds on exercise of incentive stock options	2,141,500	—
Cash dividends to preferred stockholders	(337,151)	(337,151)
Cash dividends to common stockholders	(3,205,135)	—
Purchases of treasury stock	(1,127,801)	(16,968)
Windfall tax benefit	386,976	—
Maturity of certificate of deposit	250,000	—
Recovery of short swing profits	6,850	—
Deferred loan costs	—	(16,211)
Net cash used in financing activities	(1,884,761)	(370,330)

Net increase in cash and cash equivalents	614,197	3,601,290

Cash and cash equivalents, beginning of period	24,928,585	14,428,548

Cash and cash equivalents, end of period	$25,542,782	$18,029,838

Supplemental Information:

	Six Months Ended
	December 31,
	2013	2012
Income taxes paid	$755,564	$200,156

Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(225,062)	31,885
Change in due to joint interest partner used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	1,216	(435,833)
Oil and natural gas properties incurred through recognition of asset retirement obligations	48,988	8,558
Previously acquired Company shares swapped by holders to pay stock option exercise price	618,606	—

Results of Operations - Quarter

	Three Months Ended
	December 31,			%
	2013	2012	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl)	44,930	52,270	(7,340)	(14.0)%

NGLs (Bbl)	847	2,378	(1,531)	(64.4)%

Natural gas (Mcf)	6,723	56,210	(49,487)	(88.0)%
Crude oil, NGLs and natural gas (BOE)	46,898	64,016	(17,118)	(26.7)%

Revenue data:

Crude oil	$4,344,765	$5,379,399	$(1,034,634)	(19.2)%

NGLs	25,956	86,556	(60,600)	(70.0)%

Natural gas	21,568	182,103	(160,535)	(88.2)%
Total revenues	$4,392,289	$5,648,058	$(1,255,769)	(22.2)%

Average price:
Crude oil (per Bbl)	$96.70	$102.92	$(6.22)	(6.0)%
NGLs (per Bbl)	30.64	36.40	(5.76)	(15.8)%
Natural gas (per Mcf)	3.21	3.24	(0.03)	(0.9)%
Crude oil, NGLs and natural gas (per BOE)	$93.66	$88.23	$5.43	6.2%

Expenses (per BOE)
Lease operating expense	$4.77	$6.55	$(1.78)	(27.2)%
Production taxes	$0.28	$0.33	$(0.05)	(15.2)%
Depletion expense on oil and natural gas properties (a)	$6.80	$5.24	$1.56	29.8%

(a)       Excludes depreciation of office equipment, furniture and fixtures, and other assets of $8,222 and $14,462, for the three months ended December 31, 2013 and 2012, respectively.

Results of Operations — YTD

	Six Months Ended December 31,			%
	2013	2012	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl)	86,745	91,352	(4,607)	(5.0)%

NGLs (Bbl)	1,644	5,759	(4,115)	(71.5)%

Natural gas (Mcf)	12,910	122,079	(109,169)	(89.4)%
Crude oil, NGLs and natural gas (BOE)	90,541	117,457	(26,916)	(22.9)%

Revenue data:

Crude oil	$8,936,142	$9,384,821	$(448,679)	(4.8)%

NGLs	50,102	206,167	(156,065)	(75.7)%

Natural gas	39,744	348,616	(308,872)	(88.6)%
Total revenues	$9,025,988	$9,939,604	$(913,616)	(9.2)%

Average price:
Crude oil (per Bbl)	$103.02	$102.73	$0.29	0.3%
NGLs (per Bbl)	30.48	35.80	(5.32)	(14.9)%
Natural gas (per Mcf)	3.08	2.86	0.22	7.7%
Crude oil, NGLs and natural gas (per BOE)	$99.69	$84.62	$15.07	17.8%

Expenses (per BOE)
Lease operating expenses	$7.00	$6.26	$0.74	11.8%
Production taxes	$0.24	$0.36	$(0.12)	(33.3)%
Depletion expense on oil and natural gas properties (a)	$6.86	$5.28	$1.58	29.9%

(a)                      Excludes depreciation of office equipment, furniture and fixtures, and other assets of $16,143 and $26,711 for the six months ended December 31, 2013 and 2012, respectively.

###